EXHIBIT 99.1

FOR MORE INFORMATION, CONTACT:
David H. Hoster II, President and Chief Executive Officer
N. Keith McKey, Chief Financial Officer
(601) 354-3555

EASTGROUP PROPERTIES ANNOUNCES
SECOND QUARTER 2013 RESULTS

•	Funds from Operations of $23.9 Million or $.80 Per Share for the Quarter Compared to $21.7 Million or $.77 Per Share for the Same Quarter Last Year, an Increase of 3.9% Per Share

•	Net Income Attributable to Common Stockholders of $7.6 Million or $.25 Per Share for the Quarter

•	Same Property Net Operating Income Growth of 1.8% for the Quarter; 3.2% Increase Without Straight-Line Rent Adjustments

•	95.5% Leased, 94.2% Occupied as of June 30, 2013

•	Renewed or Re-Leased 87% of Expiring Square Feet During the Quarter

•	Acquired an Eight-Building Portfolio (788,000 Square Feet) in Dallas for $70 Million

•	Purchased 43 Acres of Development Land in Charlotte for $5.8 Million

•	Started Two Development Projects (142,000 Square Feet) During the Quarter With Projected Total Costs of $10.2 Million

•	13 Buildings in the Company’s Development Program at Quarter-End With a Projected Total Investment of $72.4 Million

•	Paid 134th Consecutive Quarterly Cash Dividend – $.53 Per Share

•	Issued 37,753 Shares of Common Stock During the Quarter With Gross Proceeds of $2.1 Million

•	Interest and Fixed Charge Coverages of 3.8x for the Quarter

JACKSON, MISSISSIPPI, July 18, 2013 - EastGroup Properties, Inc. (NYSE-EGP) announced today the results of its operations for the three and six months ended June 30, 2013.

Commenting on EastGroup’s performance for the quarter, David H. Hoster II, President and CEO, stated, “We are pleased to report EastGroup continued its positive momentum in all aspects of its business – internal operations, development and acquisitions. Strong leasing results led to increased occupancy and positive same property operating results. We continued to expand our growing development program, and we acquired an attractive eight building complex in Dallas. As a result, second quarter FFO per share increased by 3.9% as compared to the same period last year."

FUNDS FROM OPERATIONS

For the quarter ended June 30, 2013, funds from operations (FFO) were $.80 per share compared to $.77 per share for the same period of 2012, an increase of 3.9% per share.  Property net operating income (PNOI) increased by $2,506,000, or 7.6%, during the second quarter of 2013 compared to the same quarter of 2012.  PNOI increased $1,299,000 from 2012 and 2013 acquisitions, $643,000 from newly developed properties, and $597,000 from same property operations. FFO for the second quarter of 2013 reflected the expensing of $138,000 of acquisition costs; there were no acquisition costs recognized during the second quarter of 2012.

Same property net operating income increased 1.8% for the second quarter of 2013 compared to the same quarter of 2012.  Without straight-line rent adjustments, same property net operating income for the quarter increased 3.2%.  Rental rates on new and renewal leases (5.9% of total square footage) increased an average of 4.4% for the quarter; rental rates decreased 2.2% without straight-line rent adjustments.

For the six months ended June 30, 2013, FFO was $1.56 per share compared to $1.53 per share for the same period last year, an increase of 2.0%. PNOI increased 5.7%, or $3,788,000, for the six months ended June 30, 2013, compared

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to 2012. PNOI increased $2,217,000 from 2012 and 2013 acquisitions, $1,257,000 from newly developed properties, and $388,000 from same property operations. The Company recognized acquisition costs of $167,000 and $19,000 during the six months ended June 30, 2013 and 2012, respectively.

For the first six months of 2013, same property net operating income increased 0.6% compared to last year. Without straight-line rent adjustments, same property net operating income for the year increased 1.6%. Rental rates on new and renewal leases (11.6% of total square footage) increased an average of 1.4% for the six months; rental rates decreased 5.1% without straight-line rent adjustments.

FFO and PNOI are non-GAAP financial measures, which are defined under Definitions later in this release.  Reconciliations of Net Income to PNOI and Net Income Attributable to EastGroup Properties, Inc. Common Stockholders to FFO, are presented in the attached schedule “Reconciliations of GAAP to Non-GAAP Measures.”

EARNINGS PER SHARE

On a diluted per share basis, earnings per common share (EPS) was $.25 for the three months ended June 30, 2013, compared to $.28 for the same quarter of 2012. A gain on sale of real estate investments of $1.9 million ($.07 per diluted share) was included in earnings during the three months ended June 30, 2012.

Diluted EPS was $.49 for the six months ended June 30, 2013 compared to $.48 for 2012. Gains on sales of real estate investments of $2.0 million ($.07 per diluted share) were included in earnings during the first six months of 2012.

DEVELOPMENT

In April, EastGroup acquired 43.3 acres of development land in southwest Charlotte for $5.8 million. The land is projected to accomodate the future development of 467,000 square feet of industrial space in six business distribution buildings to be named Steele Creek Commerce Park. The Company began construction of the first two buildings, which will contain 71,000 square feet each, during the second quarter. One of the buildings is 100% pre-leased to a single customer, and the other will offer multi-tenant space.

During the first six months of 2013, EastGroup began construction of the following properties:

Development Properties Started in the First Six Months of 2013	Size	Projected Total Costs	Percent Leased as of 07/17/13
	(Square feet)	(In thousands)

Thousand Oaks 3, San Antonio, TX	66,000	$4,600	14%
Ten West Crossing 2, Houston, TX	46,000	5,100	53%
Ten West Crossing 3, Houston, TX	68,000	4,800	0%
Southridge X, Orlando, FL	71,000	5,000	100%
Chandler Freeways, Phoenix, AZ	126,000	8,900	0%
Steele Creek I, Charlotte, NC	71,000	5,300	100%
Steele Creek II, Charlotte, NC	71,000	4,900	0%
Total Development Properties Started	519,000	$38,600	34%

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Also during the first six months of 2013, the Company transferred eight development properties to the real estate portfolio, as detailed below:

Development Properties Transferred to Real Estate Portfolio in the First Six Months of 2013	Size	Cumulative Cost as of 06/30/13	Percent Leased as of 07/17/13
	(Square feet)	(In thousands)

Southridge IX, Orlando, FL	76,000	$6,320	100%
Southridge XI, Orlando, FL	88,000	5,838	83%
World Houston 33, Houston, TX	160,000	8,992	100%
World Houston 31B, Houston, TX	35,000	3,031	61%
Ten West Crossing 1, Houston, TX	30,000	3,490	100%
Thousand Oaks 1, San Antonio, TX	36,000	4,670	88%
Thousand Oaks 2, San Antonio, TX	73,000	5,325	72%
Beltway Crossing X, Houston, TX	79,000	4,590	100%
Total Properties Transferred	577,000	$42,256	91%

At June 30, 2013, EastGroup’s development program consisted of 13 buildings (998,000 square feet) located in Houston, San Antonio, Charlotte, Orlando and Phoenix which were collectively 51% leased as of July 17, 2013.  The projected total cost for these developments is $72.4 million.

Subsequent to quarter-end, EastGroup initiated construction of Horizon I, a 109,000 square foot business distribution building in Orlando. The project, which has a projected total investment of $7.7 million, is the first property to be constructed in the Company's Horizon Commerce Park. In addition, the Company began construction of Ten West Crossing 4 in Houston. The business distribution building will contain 68,000 square feet and has a projected total cost of $4.8 million.

PROPERTY ACQUISITIONS AND SALES

In May, EastGroup acquired Northfield Distribution Center located immediately north of the DFW International Airport in Grapevine (Dallas), Texas, for $70 million. The property contains eight business distribution buildings totaling 788,000 square feet. The buildings, which were constructed from 1999 to 2008, are currently 100% leased to 31 customers. This purchase increased EastGroup's ownership in Dallas to over 2.9 million square feet.

In early July, the Company closed the acquisition of Interchange Park II in Charlotte for $2.4 million. The business distribution building contains 49,000 square feet and is currently 100% occupied by a single customer. The property, which was constructed in 2000, is located adjacent to EastGroup's existing Interchange Park I property in the city's north submarket.

Also in July, EastGroup closed the sale of 2.2 acres of land in Orlando for $1.4 million. The sale generated a small gain.

DIVIDENDS

EastGroup paid cash dividends of $.53 per share of common stock in the second quarter of 2013, which was the Company’s 134th consecutive quarterly cash distribution.  EastGroup has maintained its dividend for 20 consecutive years and increased it 17 years during that period.  The Company’s dividend payout ratio to FFO was 66% for the quarter.  The annualized dividend rate of $2.12 per share yielded 3.5% on the closing stock price of $60.98 on July 17, 2013.

FINANCIAL STRENGTH AND FLEXIBILITY

EastGroup continues to maintain a strong and flexible balance sheet.  Debt-to-total market capitalization was 34.6% at June 30, 2013.  For the quarter, the Company had interest and fixed charge coverage ratios of 3.8x and a debt to earnings before interest, taxes, depreciation and amortization (EBITDA) ratio of 6.85. The ratio is 6.39 if adjusted for acquisitions during the quarter and development. Total debt at June 30, 2013 was $902.4 million comprised of $595.5 million of fixed rate mortgage debt, $130.0 million of unsecured fixed rate term debt, and $176.9 million of variable

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P. O. Box 22728 – JACKSON, MS 39225 – TEL. 601-354-3555 – FAX 601-352-1441

rate bank debt. The variable rate bank debt was drawn on the Company's revolving credit facilities of $225 million and $25 million, and the Company had borrowing capacity of $73.1 million remaining on the credit facilities at June 30, 2013.

During the first quarter of this year, EastGroup entered into an agreement in principle with an insurance company under which the Company plans to issue $100 million of senior unsecured notes at a fixed interest rate of 3.8%. The notes will require semi-annual interest payments with principal payments of: $30 million on August 30, 2020, $50 million on August 30, 2023, and $20 million on August 30, 2025. These maturity dates complement the Company's existing debt maturity schedule. The transaction is expected to close on August 30, 2013, and the issuance of the notes in this private placement is subject to due diligence and completion of final documentation. The notes will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

During the second quarter, EastGroup issued and sold 37,753 shares of common stock under its continuous equity program at an average price of $55.97 per share with gross proceeds to the Company of $2.1 million. In addition, in July 2013, the Company issued and sold 138,208 shares of common stock at an average price of $57.07 with gross proceeds of $7.9 million. The Company currently has 812,899 shares of common stock remaining to sell under the program.

OUTLOOK FOR REMAINDER OF 2013

FFO per share for 2013 is estimated to be in the range of $3.17 to $3.23. The mid-point was increased from $3.15 to $3.20, and the range was narrowed. Diluted EPS for 2013 is estimated to be in the range of $.98 to $1.04.  The table below reconciles projected net income attributable to common stockholders to projected FFO.

	Low Range		High Range
	Q3 2013	Y/E 2013	Q3 2013	Y/E 2013
	(In thousands, except per share data)

Net income attributable to common stockholders	$7,252	29,757	7,858	31,571
Depreciation and amortization	17,011	65,903	17,011	65,903
Funds from operations attributable to common stockholders	$24,263	95,660	24,869	97,474

Diluted shares	30,292	30,221	30,292	30,221

Per share data (diluted):
Net income attributable to common stockholders	$0.24	0.98	0.26	1.04
Funds from operations attributable to common stockholders	$0.80	3.17	0.82	3.23

The following assumptions for the remainder of the year were used for the mid-point:

•	Average occupancy of 94.5%.

•	Same property NOI change of 0.7%.

•	Development starts of 815,000 square feet with projected total costs of $54.6 million. For the year, a total of 1,334,000 square feet with projected total costs of $93.2 million.

•	Operating property acquisitions of $2.4 million, as described above in Property Acquisitions and Sales.

•	Operating property dispositions of $10 million in the fourth quarter.

•	Bad debt, net of termination fees, of zero.

•	Floating rate bank debt at an average rate of 1.4%.

•	Unsecured fixed rate debt of $100 million at 3.8% on August 30, 2013.

•	Unsecured fixed rate debt of $60 million at 4.5% in the fourth quarter.

•	Common stock issuances of $35 million.

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DEFINITIONS

The Company’s chief decision makers use two primary measures of operating results in making decisions:  (1) property net operating income (PNOI), defined as income from real estate operations less property operating expenses (excluding interest expense, depreciation expense on buildings and improvements, and amortization expense on capitalized leasing costs and in-place lease intangibles), and (2) funds from operations attributable to common stockholders (FFO).  EastGroup defines FFO consistent with the National Association of Real Estate Investment Trusts’ definition, as net income (loss) attributable to common stockholders computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains or losses from sales of depreciable real estate property and impairment losses, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

PNOI and FFO are supplemental industry reporting measurements used to evaluate the performance of the Company’s investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry’s calculations of PNOI and FFO provides supplemental indicators of the properties’ performance since real estate values have historically risen or fallen with market conditions.  PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs.  Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company’s financial performance.

Cash yield is defined as the projected cash PNOI at the stated occupancy divided by the total cost of the investment, which includes acquisition costs and the anticipated capital expenditures required to achieve the projected rents.

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its second quarter and review the Company’s current operations on Friday, July 19, 2013, at 11:00 a.m. Eastern Daylight Time.  A live broadcast of the conference call is available by dialing 1-866-952-1906 (conference ID: EastGroup) or by webcast through a link on the Company's website at eastgroup.net.  If you are unable to listen to the live conference call, a telephone and webcast replay will be available on Friday, July 19, 2013.  The telephone replay will be available until Friday, July 26, 2013, and can be accessed by dialing 1-800-283-8217.  Also, the replay of the webcast can be accessed through a link on the Company's website at eastgroup.net and will be available until Friday, July 26, 2013.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available by accessing the Reports section of the Company’s website at eastgroup.net or upon request by calling the Company at 601-354-3555.

COMPANY INFORMATION

EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona, California and North Carolina.  The Company’s goal is to maximize shareholder value by being the leading provider in its markets of functional, flexible, and quality business distribution space for location sensitive customers primarily in the 5,000 to 50,000 square foot range.  The Company’s strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets.  EastGroup’s portfolio, including development projects in lease-up and under construction, currently includes 33 million square feet.  EastGroup Properties, Inc. press releases are available on the Company’s website at eastgroup.net.

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FORWARD-LOOKING STATEMENTS

The Company's assumptions and financial projections in this release are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “will,” “anticipates,” “expects,” “believes,” “intends,” “plans,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature.  All statements that address operating performance, events or developments that the Company expects or anticipates will occur in the future, including statements relating to rent and occupancy growth, development activity, the acquisition or sale of properties, general conditions in the geographic areas where the Company operates and the availability of capital, are forward-looking statements.  Forward-looking statements are inherently subject to known and unknown risks and uncertainties, many of which the Company cannot predict, including, without limitation:

•	changes in general economic conditions;

•	the extent of customer defaults or of any early lease terminations;

•	the Company's ability to lease or re-lease space at current or anticipated rents;

•	the availability of financing;

•	failure to maintain credit ratings with rating agencies;

•	changes in the supply of and demand for industrial/warehouse properties;

•	increases in interest rate levels;

•	increases in operating costs;

•	natural disasters, terrorism, riots and acts of war, and the Company's ability to obtain adequate insurance;

•	changes in governmental regulation, tax rates and similar matters; and

•
other risks associated with the development and acquisition of properties, including risks that development projects may not be completed on schedule, development or operating costs may be greater than anticipated or acquisitions may not close as scheduled.

Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions at the time made, the Company can give no assurance that such expectations will be achieved.  The Company assumes no obligation whatsoever to publicly update or revise any forward-looking statements.  See also the information contained in the Company’s reports filed or to be filed from time to time with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

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EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
REVENUES
Income from real estate operations	$49,040	46,184	97,268	92,566
Other income	139	14	186	28
	49,179	46,198	97,454	92,594
EXPENSES
Expenses from real estate operations	13,684	13,334	27,246	26,332
Depreciation and amortization	16,328	15,442	31,943	31,175
General and administrative	2,777	2,536	6,141	5,652
Acquisition costs	138	—	167	19
	32,927	31,312	65,497	63,178

OPERATING INCOME	16,252	14,886	31,957	29,416
OTHER INCOME (EXPENSE)
Interest expense	(8,717)	(8,977)	(17,338)	(18,418)
Other	255	172	479	343
INCOME FROM CONTINUING OPERATIONS	7,790	6,081	15,098	11,341

DISCONTINUED OPERATIONS
Income from real estate operations	—	134	—	228
Gain on sales of nondepreciable real estate investments, net of tax	—	—	—	167
Gain on sales of real estate investments	—	1,869	—	1,869
INCOME FROM DISCONTINUED OPERATIONS	—	2,003	—	2,264
NET INCOME	7,790	8,084	15,098	13,605
Net income attributable to noncontrolling interest in joint ventures	(147)	(111)	(301)	(230)

NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	7,643	7,973	14,797	13,375

Other comprehensive income - cash flow hedge	2,118	—	2,340	—
TOTAL COMPREHENSIVE INCOME	$9,761	7,973	17,137	13,375

BASIC PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Income from continuing operations	$0.25	0.21	0.49	0.40
Income from discontinued operations	—	0.07	—	0.08
Net income attributable to common stockholders	$0.25	0.28	0.49	0.48
Weighted average shares outstanding	29,991	28,246	29,900	27,946

DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Income from continuing operations	$0.25	0.21	0.49	0.40
Income from discontinued operations	—	0.07	—	0.08
Net income attributable to common stockholders	$0.25	0.28	0.49	0.48
Weighted average shares outstanding	30,096	28,341	29,990	28,024

AMOUNTS ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Income from continuing operations	$7,643	5,970	14,797	11,111
Income from discontinued operations	—	2,003	—	2,264
Net income attributable to common stockholders	$7,643	7,973	14,797	13,375

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

NET INCOME	$7,790	8,084	15,098	13,605
Equity in earnings of unconsolidated investment	(91)	(88)	(182)	(177)
Interest income	(135)	(84)	(268)	(166)
Other income	(139)	(14)	(186)	(28)
Income from discontinued operations	—	(2,003)	—	(2,264)
Depreciation and amortization from continuing operations	16,328	15,442	31,943	31,175
Interest expense (1)	8,717	8,977	17,338	18,418
General and administrative expense (2)	2,777	2,536	6,141	5,652
Interest rate swap ineffectiveness	(29)	—	(29)	—
Acquisition costs	138	—	167	19
PROPERTY NET OPERATING INCOME (PNOI)	$35,356	32,850	70,022	66,234

COMPONENTS OF PNOI:
PNOI from Same Properties	$33,255	32,658	65,820	65,432
PNOI from 2012 and 2013 Acquisitions	1,299	—	2,272	55
PNOI from 2012 and 2013 Development Properties	840	197	2,008	751
Other PNOI	(38)	(5)	(78)	(4)
TOTAL PNOI	$35,356	32,850	70,022	66,234

NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	$7,643	7,973	14,797	13,375
Depreciation and amortization from continuing operations	16,328	15,442	31,943	31,175
Depreciation and amortization from discontinued operations	—	170	—	382
Depreciation from unconsolidated investment	34	34	67	67
Depreciation and amortization from noncontrolling interest	(66)	(65)	(128)	(126)
Gain on sales of real estate investments	—	(1,869)	—	(1,869)
FUNDS FROM OPERATIONS (FFO) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$23,939	21,685	46,679	43,004

NET INCOME	$7,790	8,084	15,098	13,605
Interest expense (1)	8,717	8,977	17,338	18,418
Interest expense from unconsolidated investment	74	76	148	152
Depreciation and amortization from continuing operations	16,328	15,442	31,943	31,175
Depreciation and amortization from discontinued operations	—	170	—	382
Depreciation from unconsolidated investment	34	34	67	67
Gain on sales of real estate investments	—	(1,869)	—	(1,869)
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)	$32,943	30,914	64,594	61,930

DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Income from continuing operations	$0.25	0.21	0.49	0.40
Income from discontinued operations	—	0.07	—	0.08
Net income attributable to common stockholders	$0.25	0.28	0.49	0.48

Funds from operations (FFO) attributable to common stockholders	$0.80	0.77	1.56	1.53

Weighted average shares outstanding for EPS and FFO purposes	30,096	28,341	29,990	28,024

(1)  Net of capitalized interest of $1,269 and $1,087 for the three months ended June 30, 2013 and 2012, respectively; and $2,560 and $2,129 for the six months ended June 30, 2013 and 2012, respectively.

(2) Net of capitalized development costs of $776 and $676 for the three months ended June 30, 2013 and 2012, respectively; and $1,845 and $1,388 for the six months ended June 30, 2013 and 2012, respectively.